EXHIBIT 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-102915, 333-85840, 333-59342, 333-112013 and 333-122330 of Neoforma, Inc. on Form S-8 of our report dated February 13, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “ Goodwill and Other Intangible Assets”), appearing in this Annual Report on Form 10-K of Neoforma, Inc. for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

March 14, 2005